Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-1 of our report dated March 5, 2021, relating to the financial statements of Brookfield Annuity Holdings Inc. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 31, 2021